Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-196887 on Form F-4 of our reports dated April 29, 2014, relating to the consolidated financial statements of Banco Santander, S.A., and the effectiveness of Banco Santander, S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte, S.L

Deloitte, S.L.

Madrid, Spain

September 8, 2014